Exhibit 99.1



PRESS RELEASE
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2-Track Global, Inc.
35 Argo House, Kilburn Road
London, U.K. NW6 5LF
011-44-20-7644-0472
Contact:  Mike Jung, CEO, CFO                     7

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FOR IMMEDIATE RELEASE
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     2-Track Global Inc Retained by Cheng Holin Technologies to Develop
     Firmware Products

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NEW YORK--(BUSINESS WIRE)--Dec. 6, 2005--2-Track Global Inc (TOTG) today announced it had secured a contract with Cheng Holin Technologies for the design and commercialisation of the company's firmware for the next generation i-Trac products. 2-Track is already in close co-operation with Cheng Holin and the contract strengthens commercial relations between the two companies.

Under the terms of the arrangement, 2-Track repaid a development fee and will share the IP (Intellectual Property).

Mike Jung, President of 2-Track Global, commented "This is an important development for the company as it is recognition by third parties of the strengths we have in developing niche products. This agreement is important as not only will the company be paid for the development but it will entitle the company to co own the Intellectual Property. Sales should be boosted by the enhanced functionality of the products as this will be the next generation.

Mr Chen Hsiang Chen of Cheng Holin Technologies commented "This contract underlines the strength of the commercial relationship we now have with 2-Track Global Inc, one which we envisage being in force for many years to come. This is the first occasion on which we have contracted with them to provide direct services to us and we are extremely pleased with the professionalism and quality of the work and service that they provide. The enhancements to the i-Trac product should lead to increased sales and will help enforce our drive to be a leader in the field with enhanced products".

2-Track Global Inc (TOTG) is a technology development and marketing company which owns, operates and licences proprietary telematics solutions combining hardware and software applications run over wireless or satellite networks to deliver remote security management of marine and cargo fleets (including consumer solutions aimed at the leisure, marine and domestic security markets) and commercial vehicle plant and machinery management and security. The company has communications architecture technology which provides global logistics solutions for the remote monitoring of freight containers over multiple transport mores.

This press release includes certain statements, known as "forward-looking statements", which express the current expectations of 2-Track Global management. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect 2-Track Global Inc and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Unanticipated product manufacturing and delivery issues, customer order push-outs or cancellations and product performance could cause actual results to differ materially from those currently anticipated as expressed in this press release. These risks and other risk factors relating to 2-Track Global Inc are described more fully in the most recent Form 8-K filed by 2-Track Global Inc and other filings from time to time with the Securities and Exchange Commission.



Contact:
for 2-Track Global Inc
Jay Shin, +44 20 7644 0472
http://www.2-trackglobal.com